Exhibit 99.1

News Release

Phoenix Education Partners, Inc. Reports Fourth Quarter and Fiscal Year 2026 Results

Connecting education and skills with evolving workforce needs

Phoenix, AZ, November 3, 2026 – Phoenix Education Partners, Inc. (NYSE: PXED) (the “Company” or “Phoenix Education Partners”), the parent company of The University of Phoenix, Inc. (the “University”), today reported financial results for the three months and fiscal year ended August 31, 2026, with fourth quarter net revenue of $260.7 million and fiscal year 2026 net revenue of $1,017.0 million.

“As workforce needs evolve, the value of higher education increasingly lies in the knowledge and skills students develop and can apply in a changing workplace,” said Chris Lynne, Chief Executive Officer of Phoenix Education Partners and President of the University of Phoenix. “We’re focused on providing that value through programs that deliver career-relevant skills, expanding offerings aligned with in-demand fields, and strengthening our relationships with employers to better understand and meet their workforce needs. With strong student retention and continued investment in the student experience, we remain focused on providing working adults with a relevant, high-quality education that meets their evolving needs.”

Fourth Quarter 2026 Results of Operations

Phoenix Education Partners reported net revenue for fourth quarter 2026 of $260.7 million, compared to $257.4 million for fourth quarter 2025. In fourth quarter 2026, the University’s Average Total Degreed Enrollment1 was 81,500, compared to 79,300 for fourth quarter 2025.

Net income attributable to Phoenix Education Partners for fourth quarter 2026 was $23.5 million, or $0.60 diluted earnings per share, compared to $17.5 million, or $0.46 diluted earnings per share for fourth quarter 2025. The increase in net income attributable to Phoenix Education Partners was primarily due to higher net revenue, lower provision for credit losses and lower strategic alternatives, restructuring and other. This was partially offset by higher share-based compensation resulting from our initial public offering (“IPO”) (see sections “Initial Public Offering” and “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” for additional information).

Adjusted EBITDA was $61.5 million for fourth quarter 2026, compared to $56.6 million for fourth quarter 2025, and adjusted diluted earnings per share was $1.07 for fourth quarter 2026, compared to $1.03 for fourth quarter 2025.2

1“Average Total Degreed Enrollment” represents the aggregate of monthly Total Degreed Enrollment during a specified period divided by the number of months in the period. We define “Total Degreed Enrollment” as the number of confirmed students (both new and continuing) enrolled in credit-bearing courses who post attendance at least one time during a calendar month (even if they withdraw later in the same month), excluding students who graduated as of the end of such month.

2 Adjusted EBITDA and adjusted earnings per share are non-GAAP measures. For more information on non-GAAP measures used in this press release and a reconciliation of our GAAP information to our non-GAAP information, refer to the sections titled “Use of Non-GAAP Financial Information” and “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information.”

Fiscal Year 2026 Results of Operations

Phoenix Education Partners reported net revenue for fiscal year 2026 of $1,017.0 million, compared to $1,007.2 million for fiscal year 2025. In fiscal year 2026, the University’s Average Total Degreed Enrollment was 83,700, compared to 81,900 for fiscal year 2025.

Net income attributable to Phoenix Education Partners for fiscal year 2026 was $88.9 million, or $2.29 diluted earnings per share, compared to $133.9 million, or $3.51 diluted earnings per share for fiscal year 2025. The decrease in net income attributable to Phoenix Education Partners was primarily due to higher share-based compensation resulting from our IPO (see sections “Initial Public Offering” and “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” for additional information) and increased advertising expense. This was partially offset by higher net revenue and lower provision for credit losses.

Adjusted EBITDA was $249.0 million for fiscal year 2026, compared to $243.9 million for fiscal year 2025, and adjusted diluted earnings per share was $4.47 for fiscal year 2026, compared to $4.50 for fiscal year 2025.2

Common Stock Cash Dividend

Beginning with our second quarter 2026, the Company paid a regular quarterly common stock cash dividend of $0.21 per share, which continued through the remainder of fiscal year 2026. Today, the Company is announcing that its Board of Directors approved an increase in its regular quarterly common stock cash dividend to $0.23 per share, representing an increase of approximately 10%. The increased dividend will be paid on November 27, 2026 to stockholders of record and holders of certain share-based awards as of November 13, 2026.

Share Repurchase Program

During third quarter 2026, the Company announced that its Board of Directors adopted a share repurchase program of up to an aggregate amount of $50.0 million of our common stock. The Company repurchased 0.2 million shares under the program during fiscal year 2026 for an aggregate purchase price of $7.1 million, or an average per share price of $29.95. Repurchases may be made from time to time through open market purchases, privately negotiated transactions or other transactions, including pursuant to Rule 10b5-1 trading plans, subject to market conditions, applicable legal requirements and other factors. As of August 31, 2026, $42.9 million remained available for repurchases under the program.

Balance Sheet, Cash Flow and Liquidity

As of August 31, 2026, the Company’s cash and cash equivalents (including restricted cash and cash equivalents) and marketable securities (including current and noncurrent marketable securities) totaled $331.7 million, compared to $194.8 million as of August 31, 2025. The increase was primarily attributable to $196.3 million of cash generated by operating activities, which was partially offset by $25.6 million of cash paid for dividends and dividend equivalents, $20.5 million of capital expenditures, $9.1 million of payroll taxes paid on share-based awards and $7.1 million of common stock repurchases.

In November 2025, the Company entered into a senior secured revolving credit facility in an aggregate principal amount of $100.0 million that is available as a source of liquidity for Phoenix Education Partners and its subsidiaries and matures in November 2030. As of August 31, 2026, the Company had no outstanding debt under the credit facility or otherwise (with an outstanding letter of credit of $28.4 million under the facility).

Initial Public Offering

On October 10, 2025, Phoenix Education Partners completed an IPO of 4.9 million shares of common stock at a price of $32.00 per share, which included 0.6 million shares sold to the underwriters pursuant to their option to purchase additional shares. The shares were offered by certain of the Company’s existing shareholders and, accordingly, the Company did not receive any proceeds from the sale of shares associated with the offering. In connection with the IPO, on October 7, 2025, AP VIII Queso Holdings, L.P. converted into a Delaware corporation pursuant to a statutory conversion and changed its name to Phoenix Education Partners, Inc.

As reflected in the financial tables of this press release, we have applied retrospective presentation to our earnings per share for all periods presented such that weighted average shares outstanding reflects certain equity conversions resulting from the IPO.

Fuel50 Acquisition

On September 30, 2026, Phoenix Education Partners completed its acquisition of Fuel50, Inc. (“Fuel50”), an AI-powered workforce intelligence platform focused on skills intelligence, talent mobility and workforce transformation. The acquisition advances the Company's strategy to deepen employer relationships and expand its role as a strategic workforce partner by helping organizations better understand evolving skills requirements, develop their talent and navigate workforce transformation. Over time, Fuel50’s capabilities may also provide valuable insights to inform the evolution of the Company’s educational offerings, strengthening the connections among workforce needs, education, skills development and career mobility. Fuel50’s operating results will be included in the Company’s consolidated financial statements from the date of acquisition and are not expected to be material to consolidated results of operations in the near term.

Business Outlook

For fiscal year 2027, the Company expects net revenue to be in the range of $970.0 million to $1,000.0 million. Adjusted EBITDA for the same period is expected to be in the range of $225.0 million to $240.0 million. Fiscal year 2027 outlook includes the expected results of Fuel50 following the completion of the acquisition on September 30, 2026.

Conference Call Information

Phoenix Education Partners will host a conference call to discuss its financial results for the fourth quarter and fiscal year 2026, today at 5:00 p.m. Eastern Time. The call can be accessed by webcast on the Phoenix Education Partners website at www.phoenixeducationpartners.com. Please register in the Investor Relations section of the site 15 minutes prior to the call. The call can also be accessed by dialing (833) 461-5787 (North America toll-free) or +1 (585) 542-9983 (International), using conference ID: 499741507. The webcast will be archived for 30 days and the call replay for seven days. To access the replay, dial (833) 309-1852 (toll-free), using conference ID: 499741507, or visit the Investor Relations Section of the Phoenix Education Partners website.

About Phoenix Education Partners, Inc.

Phoenix Education Partners, Inc. is the parent company of The University of Phoenix, Inc., a pioneer in online education for working adults. Founded in 1976, The University of Phoenix provides access to higher education opportunities that enable students to develop the knowledge and skills necessary to achieve their professional goals, improve the performance of their organizations and provide leadership and service to their communities.

Use of Non-GAAP Financial Information

The Company’s non-GAAP financial measures are intended to supplement, but not be a substitute for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses, and chooses to disclose to investors, these non-GAAP financial measures because: (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Adjusted net income. We define adjusted net income as net income, adjusted to eliminate the impact of restructuring lease expense, net, strategic alternatives expense, cybersecurity incident expense, impairment charges and asset disposal losses, litigation charges and regulatory expense, non-cash share-based compensation expense, certain tax effects and other items.1

Adjusted net income attributable to Phoenix Education Partners, Inc. We define adjusted net income attributable to Phoenix Education Partners, Inc. as adjusted net income (see definition, including adjustments, above), adjusted to eliminate the impact of net loss (income) attributable to noncontrolling interests, including any portion of special items and share-based compensation attributable to noncontrolling interests.

Adjusted EBITDA. We define adjusted EBITDA as net income, adjusted to eliminate the impact of restructuring lease expense, net, strategic alternatives expense, cybersecurity incident expense, impairment charges and asset disposal losses, litigation charges and regulatory expense, non-cash share-based compensation expense, depreciation and amortization, interest income, net of interest expense, provision for income taxes and certain other items.3

Adjusted earnings per share. We define adjusted earnings per share as adjusted net income attributable to Phoenix Education Partners, Inc. divided by basic or diluted shares, as applicable, used in computing earnings per share.

Adjusted EBITDA margin. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenue, expressed as a percentage.

Included in the sections that follow are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures.

With respect to Adjusted EBITDA for fiscal year 2027 referenced in the Business Outlook section of this press release, we are not able to reconcile this forward-looking non-GAAP financial measure to the most directly comparable GAAP measure without unreasonable efforts because we are unable to predict the

1 During fiscal year 2026, we began excluding expenses incurred related to a cybersecurity incident detected in November 2025, which we do not believe are representative of our ongoing operations.

ultimate outcome of certain items, including but not limited to, current special items and share-based compensation, which could have a significant impact on our future GAAP results.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements could relate to the following, among other things: our strategy, outlook and growth prospects; our operational and financial targets and dividend policy; general economic trends and trends in the industry and markets; and the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to: our ability to comply with the extensive regulatory requirements for our business, and the impact of a failure to comply with applicable regulations or regulatory requirements, standards or policies, which could subject us to significant monetary liabilities, Title IV repayment obligations (including as a result of sub-regulatory guidance), fines and penalties, including loss of or limitations upon access to U.S. federal student loans, grants and military program benefits for our students, and otherwise have a material adverse impact on our business; shifts in higher education policy at the federal and state levels; our ability to maintain our institutional accreditation and our eligibility to participate in Title IV programs; our ability to enroll and retain students, including the impact of changes to internet search due to artificial intelligence; our ability to adapt to changing market needs or new technologies, including artificial intelligence; our ability to maintain existing, and develop additional, business-to-business (“B2B”) relationships with employers; our ability to attract or retain a qualified senior management team and qualified faculty members or otherwise maintain and incentivize the workforce needed to operate our business; the impact of compliance reviews, claims, or litigation that government agencies, regulatory agencies, and third parties may conduct, bring or initiate against us based on alleged violations of the extensive regulatory requirements applicable to us; our ability to establish, maintain, protect and enforce our intellectual property and proprietary rights and prevent third parties from making unauthorized use of such rights; liability associated with any failure to comply with data privacy and data security laws and the unauthorized access, duplication, distribution or other use of confidential or personal information, including liability and costs associated with the cybersecurity incident we identified in November 2025; additional tax liabilities; unexpected expenses or other challenges in integrating acquired businesses; our ability to pay dividends on our common stock or the timing or amount of any such dividends; and other risk factors identified in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These forward-looking statements are based on assumptions and subject to risks and uncertainties. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. We anticipate that subsequent events and developments will cause our views to change. This press release should be read completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Investor Relations Contact:

Beth Coronelli

InvestorRelations@phoenixeducationpartners.com

Media Contact:

Andrea Smiley

MediaRelations@phoenixeducationpartners.com

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
(In thousands, except per share data)	2026	2025	2026	2025
Net revenue	$260,680	$257,391	$1,016,969	$1,007,192
Costs and expenses:
Instructional and support	109,255	110,213	440,029	435,992
General and administrative	106,203	96,931	408,619	352,634
Strategic alternatives, restructuring and other	13,987	28,549	45,660	46,435
Total costs and expenses	229,445	235,693	894,308	835,061
Operating income	31,235	21,698	122,661	172,131
Interest income	2,715	2,124	8,435	10,458
Interest expense	(627)	(148)	(2,043)	(480)
Income before income taxes	33,323	23,674	129,053	182,109
Provision for income taxes	10,126	6,104	41,003	46,668
Net income	23,197	17,570	88,050	135,441
Net loss (income) attributable to noncontrolling interests	263	(74)	811	(1,563)
Net income attributable to Phoenix Education Partners, Inc.	$23,460	$17,496	$88,861	$133,878
Earnings per share:
Basic	$0.65	$0.49	$2.48	$3.77
Diluted	$0.60	$0.46	$2.29	$3.51
Shares used in computing earnings per share:
Basic	36,111	35,561	35,854	35,547
Diluted	39,066	38,243	38,867	38,108

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of August 31,
($ in thousands)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$159,363	$136,504
Restricted cash and cash equivalents	4,516	36,497
Marketable securities	137,094	9,005
Accounts receivable, net	54,370	58,957
Prepaid income taxes	4,946	3,160
Other current assets	22,212	21,827
Total current assets	382,501	265,950
Marketable securities	30,758	12,803
Property and equipment, net	37,866	38,846
Goodwill	3,732	3,732
Intangible assets, net	84,817	87,294
Operating lease right-of-use assets, net	34,722	41,920
Deferred income taxes, net	24,520	20,566
Other assets	20,617	22,451
Total assets	$619,533	$493,562
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$32,453	$25,696
Accrued compensation and benefits	31,983	28,534
Student deposits	8,508	11,049
Deferred revenue	42,230	37,210
Current operating lease liabilities	10,136	8,948
Other current liabilities	56,971	50,608
Total current liabilities	182,281	162,045
Long-term operating lease liabilities	52,872	64,352
Other long-term liabilities	38,034	27,110
Total liabilities	273,187	253,507
Commitments and contingencies
Equity:
General partner	—	—
Limited partners	—	246,735
Preferred stock	—	—
Common stock	363	—
Additional paid-in capital	280,215	—
Retained earnings	63,982	—
Accumulated other comprehensive (loss) income, net	(128)	39
Total Phoenix Education Partners, Inc. equity	344,432	246,774
Noncontrolling interests	1,914	(6,719)
Total equity	346,346	240,055
Total liabilities and equity	$619,533	$493,562

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended August 31,
($ in thousands)	2026	2025
Operating activities:
Net income	$88,050	$135,441
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	57,223	2,631
Depreciation and amortization	23,494	22,013
Non-cash lease expense	7,198	7,153
Impairment charges and asset disposal losses	641	185
Provision for credit losses on accounts receivable	30,626	47,674
Deferred income taxes	8,034	36,226
Changes in assets and liabilities, excluding the impact of acquisition:
Accounts receivable	(26,039)	(55,386)
Prepaid income taxes	(1,786)	(2,289)
Other assets	178	(677)
Accounts payable	6,757	(7,797)
Accrued compensation and benefits	3,449	(5,405)
Student deposits	(2,541)	(72,774)
Deferred revenue	5,020	(7,983)
Operating lease liabilities	(10,292)	(10,915)
Other liabilities	6,315	(710)
Net cash provided by operating activities	196,327	87,387
Investing activities:
Purchases of property and equipment	(20,495)	(22,457)
Purchases of marketable securities	(183,386)	(32,828)
Sales of marketable securities	14,758	14,376
Maturities of marketable securities	23,630	23,036
Acquisition, net of cash acquired	—	(1,982)
Other investing activities	(163)	(146)
Net cash used in investing activities	(165,656)	(20,001)
Financing activities:
Common stock repurchased	(7,077)	—
Payments of dividends and dividend equivalents	(25,600)	—
Payroll taxes paid on share-based awards	(9,145)	(774)
Proceeds from stock option exercises	2,029	—
Payments of dividends and dividend equivalents to noncontrolling interests	—	(35,379)
Capital distributions to limited partners	—	(214,402)
Net cash used in financing activities	(39,793)	(250,555)
Net change in cash and restricted cash	(9,122)	(183,169)
Cash and restricted cash, beginning of period	173,001	356,170
Cash and restricted cash, end of period	$163,879	$173,001
Supplemental disclosure information:
Total income taxes paid, net of refunds received	$34,754	$12,761
Noncontrolling interest issued in business combination	$—	$4,147

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
($ in thousands, except per share data)	2026	2025	2026	2025
Net income	$23,197	$17,570	$88,050	$135,441
Special items and share-based compensation:
Restructuring lease expense, net(a)	2,247	2,528	9,881	6,365
Strategic alternatives expense(b)	1,796	19,941	7,929	27,342
Cybersecurity incident expense(c)	7,118	—	12,214	—
Impairment charges and asset disposal losses(d)	32	72	641	185
Litigation charges and regulatory expense(e)	1,336	1,208	8,719	5,188
Non-cash share-based compensation expense(f)	9,599	723	57,223	2,631
Other(g)	1,458	4,786	6,276	8,074
Income tax effects of special items and share-based compensation(h)	(5,150)	(7,196)	(17,819)	(12,246)
Adjusted net income	41,633	39,632	173,114	172,980
Net loss (income) attributable to noncontrolling interests(1)	263	(74)	811	(1,563)
Adjusted net income attributable to Phoenix Education Partners, Inc.	$41,896	$39,558	$173,925	$171,417
Earnings per share:
Basic	$0.65	$0.49	$2.48	$3.77
Diluted	$0.60	$0.46	$2.29	$3.51
Adjusted earnings per share:
Basic	$1.16	$1.11	$4.85	$4.82
Diluted	$1.07	$1.03	$4.47	$4.50
Shares used in computing earnings per share and adjusted earnings per share:
Basic	36,111	35,561	35,854	35,547
Diluted	39,066	38,243	38,867	38,108

(1)
For the periods presented, no special items or share-based compensation adjustments were attributable to noncontrolling interests.

	Three Months Ended August 31,		Year Ended August 31,
($ in thousands)	2026	2025	2026	2025
Net income	$23,197	$17,570	$88,050	$135,441
Restructuring lease expense, net(a)	2,247	2,528	9,881	6,365
Strategic alternatives expense(b)	1,796	19,941	7,929	27,342
Cybersecurity incident expense(c)	7,118	—	12,214	—
Impairment charges and asset disposal losses(d)	32	72	641	185
Litigation charges and regulatory expense(e)	1,336	1,208	8,719	5,188
Non-cash share-based compensation expense(f)	9,599	723	57,223	2,631
Depreciation and amortization	6,694	5,665	23,494	22,013
Interest income, net of interest expense	(2,088)	(1,976)	(6,392)	(9,978)
Provision for income taxes	10,126	6,104	41,003	46,668
Other(g)	1,458	4,786	6,276	8,074
Adjusted EBITDA	$61,515	$56,621	$249,038	$243,929
Net income margin	8.9%	6.8%	8.7%	13.4%
Adjusted EBITDA margin	23.6%	22.0%	24.5%	24.2%
Net revenue used in computing net income margin and adjusted EBITDA margin	$260,680	$257,391	$1,016,969	$1,007,192
a)
Restructuring lease expense, net represents non-cancelable lease obligations, including any offset from sublease income, and other related expenses for leased space we have exited as part of our space rationalization plans.

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(Unaudited)

b)
Strategic alternatives expense generally consists of costs associated with strategic and capital market transactions, including our IPO and offering-related costs, strategic advisory fees, and costs associated with the evaluation or execution of strategic alternatives.
c)
Represents expense associated with the cybersecurity incident detected in November 2025, including the estimated loss contingency associated with the related class action litigation.
d)
Represents non-cash impairment charges and asset disposal losses.
e)
Litigation charges and regulatory expense principally includes charges incurred to defend, settle or otherwise resolve legal matters that fall outside the scope of ordinary or routine litigation incidental to our business and expense associated with a multi-year insurance policy pertaining to borrower defense to repayment claims. Litigation charges are recorded to General and administrative and Strategic alternatives, restructuring and other in our consolidated statements of income.
f)
Represents non-cash share-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation: Stock Compensation. The increase in share-based compensation expense in fiscal year 2026 compared to fiscal year 2025 resulted from our IPO.
g)
Represents other expenses that we believe are not indicative of our ongoing operations.
h)
Represents the income tax effect, if any, of these non-GAAP adjustments, calculated using the appropriate statutory tax rates.